                                                               EXHIBIT (a)(1)(i)

 THIS ANNOUNCEMENT IS NOT AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO
                           SELL SHARES. THE OFFER IS
 MADE ONLY BY THE OFFER TO PURCHASE DATED JULY 22, 1997, AND THE RELATED LETTER
                              OF TRANSMITTAL. THE
 OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF,
                            HOLDERS OF SHARES IN ANY
     JURISDICTION IN WHICH MAKING OR ACCEPTING THE OFFER WOULD VIOLATE THAT
                              JURISDICTION'S LAWS.

                 ----------------------------------------------
                  MERRILL LYNCH MUNICIPAL STRATEGY FUND, INC.

             NOTICE OF OFFER TO PURCHASE FOR CASH 1,000,000 OF ITS ISSUED AND OUTSTANDING SHARES AT NET ASSET VALUE PER SHARE

      THE EXPIRATION DATE AND THE WITHDRAWAL DEADLINE ARE 12:00 MIDNIGHT,
        NEW YORK CITY TIME, ON MONDAY, AUGUST 18, 1997, UNLESS EXTENDED.

    Merrill Lynch Municipal Strategy Fund, Inc. (the "Fund") is offering to purchase 1,000,000 of its issued and outstanding shares of common stock par value $.10 per share (the "Shares") at a price equal to their net asset value ("NAV") less any applicable early withdrawal charge as of the close of the New York Stock Exchange on the Expiration Date, August 18, 1997, unless extended, upon the terms and conditions set forth in the Offer to Purchase dated July 22, 1997 (the "Offer"). The NAV on July 17, 1997, was $10.77 per share. The purpose of the Offer is to provide liquidity to stockholders since the Fund is unaware of any secondary market which exists for the Shares. The Offer is not conditioned upon the tender of any minimum number of Shares.

    If more than 1,000,000 Shares are duly tendered prior to the expiration of the Offer, assuming no changes in the factors originally considered by the Board of Directors when it determined to make the Offer, the Fund will either extend the Offer period, if necessary, and increase the number of Shares that the Fund is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Shares tendered, as well as any Shares tendered during the extended Offer period, or purchase 1,000,000 Shares (or such larger number of Shares sought) on a pro rata basis.

    Shares tendered pursuant to the Offer may be withdrawn at any time prior to 12:00 midnight, New York City time, on Monday, August 18, 1997, unless the Offer is extended, and, if not yet accepted for payment by the Fund, Shares may also be withdrawn after September 16, 1997.

    The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

    The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

    Questions and requests for assistance, for current NAV quotations or for copies of the Offer to Purchase, Letter of Transmittal, and any other tender offer documents, may be directed to the Merrill Lynch Response Center at the address and telephone number below. Copies will be furnished promptly at no expense to you and also may be obtained by completing and returning the coupon below to the Merrill Lynch Response Center. Stockholders who do not own Shares directly should effect a tender through their broker, dealer, or nominee. For example, stockholders who purchased shares through Merrill Lynch, Pierce, Fenner & Smith Incorporated should effect tenders through their Financial Consultant.

                            1-800-MERRILL, EXT. 1354
                                 1-800-637-7455

-----------------------------------
MAIL TO: MERRILL LYNCH
RESPONSE CENTER
P.O. BOX 30200, NEW
BRUNSWICK, NJ 08989-0200

/ / PLEASE SEND ME MERRILL
LYNCH MUNICIPAL STRATEGY FUND,
INC. TENDER OFFER MATERIALS.

NAME _____________             ADDRESS ___________

BUSINESS PHONE (__)________    CITY _____________

HOME PHONE (__)____________    STATE ___ ZIP ___

MERRILL LYNCH CLIENTS, PLEASE GIVE THE NAME AND OFFICE
ADDRESS OF YOUR FINANCIAL CONSULTANT:

_____________________________________________________________
                                                        1354

                                               July 22, 1997

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